Exhibit 99.1

Skullcandy Reiterates 2011 Outlook Ahead of the

14th Annual ICR XChange Conference

PARK CITY, Utah – January 10, 2012 – Skullcandy, Inc. (NASDAQ: SKUL), today reiterated its net sales and earnings outlook for 2011. As previously outlined in the Company’s third quarter 2011 earnings release dated November 3, 2011, the Company expects 2011 net sales to increase 44% to approximately $231.0 million from $160.6 million in 2010. The Company expects 2011 diluted earnings per share of approximately $0.78 based on diluted weighted average shares outstanding of approximately 23.7 million compared to a loss of $0.69 per share in 2010 based on diluted weighted average shares outstanding of 14.0 million. Diluted earnings per share for 2011 will include $3.6 million of one-time after-tax expenses recorded in the third quarter. These one-time expenses were recognized in connection with the closing of the Company’s initial public offering and relate to the securities purchase and redemption agreement. Excluding these one-time expenses in the third quarter, the Company expects adjusted diluted earnings per share for 2011 to be approximately $0.93 based on diluted weighted average shares outstanding of approximately 23.7 million.

As a reminder, the Company will be presenting at the 14th Annual ICR XChange Conference held at the Fontainebleau Hotel in Miami Beach, Florida on Thursday, January 12, 2012 at 11:05 am Eastern Standard Time. Jeremy Andrus, President and CEO, and Mitch Edwards, Chief Financial Officer, will host the presentation and meet with investors.

The audio portion of the presentation will be webcast live at www.skullcandy.com under the Investor Relations section. An archived replay will be available two hours after the conclusion of the live event.

About Skullcandy, Inc.

Skullcandy is a leading audio brand that reflects the collision of the music, fashion and action sports lifestyles. The Skullcandy brand and distinctive logo symbolize youth and rebellion and embody the company’s motto “Every revolution needs a soundtrack.” Skullcandy headphones feature the distinctive Skullcandy sound and leading-edge design. Skullcandy products are currently sold in the United States, as well as in more than 70 countries around the world and through its websites.

Forward-Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of the Company are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the Company’s future expectations, beliefs or prospects, domestically or internationally, are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, the Company’s ability to extend the recognition and reputation of its brand in Europe, to continue to develop innovative and popular products, to respond to changes in consumer preferences, to grow its international business and other factors that are detailed in the Company’s registration statement on Form S-1, including the Risk Factors contained in the Company’s registration statement, which is available at www.sec.gov. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Media:

Alecia Pulman

203-682-8200

Alecia.Pulman@icrinc.com

Investors:

John Rouleau

203-682-8200

John.Rouleau@icrinc.com